Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Prospectus constituting part of this Registration Statement on Amendment No. 1 to Form S-3 of Fundamental Global Inc. of our report dated March 31, 2025, relating to our audits of the consolidated financial statements of Fundamental Global Inc. (the “Company”) as of December 31, 2024 and 2023, and for the years then ended, appearing in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2024. We also consent to the references to us under the heading “Experts” in the Prospectus.

Our report dated March 31, 2025 contains five emphasis of matters paragraphs relating to the Company’s reverse merger with FG Group Holdings Inc., business combination with Strong Global Entertainment, Inc., sale of Strong/MDI Screen Systems, Inc., plan to sell reinsurance business, and reverse stock split at a ratio of one (1)-for-twenty-five (25).

HASKELL & WHITE LLP

Irvine, California

August 26, 2025